Exhibit 99.18

Montreal, January 31, 2017

Pan Atlantic Bank and Trust Limited		From:	National Bank of Canada
Whitepark House, 1st Floor		1155 Metcalfe Street,
Whitepark Road, St. Michael		Montreal, QC H3B 4S9
Barbados BB 11135		Tel:	514-879-3820
Tel:	(246) 436-9576	Fax:	514-866-8894
Fax:	(246) 228-1156

Re: Confirmation of a Cash-Settled Share Swap Transaction

        NBC Reference Number: 20258047(16150574)

Effective as of January 31, 2017, this Transaction (NBC Reference Number: 16150574) is modified as specified below, as agreed upon by both parties. This Confirmation replaces and supersedes all prior confirmations sent to you for this transaction.

Please sign and return all pages of this Confirmation to the following fax number or e-mail within two (2) Business Days from receipt

Fax: 514-866-8894 or by e-mail at: ConfirmationsOTCEQD@tres.bnc.ca

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Share Swap Transaction entered into between us on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2006 ISDA Definitions (the “ISDA Definitions”), as published by the International Swaps and Derivatives Association, Inc. (together the “Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and the ISDA Definitions, the Equity Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms a part of and is subject to the 1992 ISDA Master Agreement, dated as of July 14, 2014, as amended and supplemented from time to time (the “Agreement”), between National Bank of Canada (“NBC”) and Pan Atlantic Bank and Trust Limited (“Counterparty”), together with the Credit Support Annex dated July 14, 2015. All provisions contained in, or incorporated by reference to, the Agreement shall govern this Confirmation except as expressly modified below.

1. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	July 14, 2014

Effective Date:	Three (3) Currency Business Days following the Trade Date

Termination Date:	The Cash Settlement Payment Date, subject to the Optional Termination provisions below.

Shares:	The common shares of Seabridge Gold Inc. (Ticker: SA US) (CUSIP: 811916105) (ISIN: CA8119161054)

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Business Days:	Toronto, New York

Equity Amounts payable by NBC:

Equity Amount Payer:	NBC

Number of Shares:	Initially 4,600,000, and then as amended, from time to time, according to the Optional Early Termination provisions below.

Equity Notional Amount:	USD 39,376,000.00, being on the Effective Date, the Number of Shares multiplied by the Initial Price.

Equity Notional Reset:	Not Applicable

Type of Return:	Total Return

Initial Price:	USD 8.56

Final Price:	On the Valuation Date at the Valuation Time, the price, in USD, per Share, determined by the Calculation Agent, equal to:

a)	The average of the VWAP applicable to each Final Averaging Date weighted by the number of Shares that were reduced by NBC on such Final Averaging Date.

Minus:

b)	The Commission

Commission:	USD 0.02 per Share.

VWAP:	The volume weighted average price of the Shares from 9:30 AM to 4:00 PM (local time) in New York, excluding the Market-On-Close (“MOC”) session and block trades in excess of 25,000 shares, as determined by the Calculation Agent using the “VAP” Bloomberg function, with the “Volume Range” stated as “100 to 25,000”.

Valuation Time:	At 4:00 PM, local time in New York.

Valuation Date:	The last Final Averaging Date.

Final Averaging Dates:	Up to a maximum of 185 Exchange Business Days from and including February 26th, 2019, subject to adjustment in accordance with the Following Business Day Convention and the Optional Early Termination provisions below.

Averaging Date Disruption:	Modified Postponement

Floating Amounts I payable by Counterparty:

Floating Amount Payer:	Counterparty

Calculation Period I:	Each period from, and including, a Payment Date I to, but excluding, the next following applicable Payment Date I, except that (a) the Initial Calculation Period I will commence on the Effective Date and (b) the final Calculation Period II will end on, but exclude February 26th, 2019, subject to the Following Business Day Convention and the Optional Early Termination provisions below.

Notional Amount:	The Equity Notional Amount.

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	1 Month

Linear Interpolation:	Applicable

Spread:	a)	For the Calculation Periods starting on the Effective Date to and excluding January 17, 2017: 1.25%

	b)	For the Calculation Periods starting January 17, 2017 to and excluding February 26, 2019: 1.20%

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period

Compounding:	Inapplicable

Business Days for payments:	Toronto, New York

Payment Dates I:	The 15th of each month, commencing on the 15th of the month following the Effective Date, up to and including March 15th, 2019, subject to the Following Business Day Convention and the Optional Early Termination provisions below.

Floating Amounts II payable by Counterparty in respect of each Final Averaging Date:

Floating Amount Payer:	Counterparty

Calculation Periods II:	In respect of each Final Averaging Date, each period will span from, and including, a Final Averaging Date to, but excluding, the next Final Averaging Date, provided that the first Final Averaging Date will be on February 26th, 2019, subject to the Following Business Day Convention and the Optional Early Termination provisions below.

Notional Amount II:	In respect of each Final Averaging Date, an amount in USD equal to the Initial Price multiplied by the difference between the Number of Shares on the immediately preceding Final Averaging Date and the number of Shares which were reduced by NBC on the then current Final Averaging Date.

Floating Rate Option:	USD-FEDERAL FUNDS-H.15-Bloomberg

Spread:	1.20%

Floating Rate Day Count Fraction:	Actual/360

Reset Date:	The last day of each Calculation Period

Compounding:	Inapplicable

Payment Date(s)II:	The 15th of each month, commencing on the 15th of the month following the first Final Averaging Date, up to and including the Termination Date, subject to the Following Business Day Convention. Notwithstanding anything herein to the contrary, the only amount payable on each Payment Date II will be the sum of the Floating Amounts II respectively calculated as follows:

A x B x C

	A)	the Notional Amount II for each Final Averaging Date falling within the Calculation Period

	B)	the Floating Rate Option of the current Calculation Period II plus the spread

	C)	the Floating Rate Day Count Fraction.

Settlement Terms:

Cash Settlement:	Applicable. For clarity purposes, this Transaction shall at no time be Physically Settled.

Settlement Currency:	USD

Cash Settlement Payment Date:	Three Currency Business Days following the Valuation Date.

Dividends:

Dividend Period:	Second Period

Dividend Amount:	The Ex Amount multiplied by the Number of Shares. For each Dividend Amount for which the ex-dividend date occurs during the Final Averaging Dates, the Number of Shares, for the purpose of calculating the Dividend Amount, shall be determined by the Calculation Agent.

Dividend Payment Date(s):	Each Payment Date following each date that the Issuer of the Shares has announced that it shall pay the Dividend Amount to its holders of record.

Re-investment of Dividends:	Not Applicable.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on the Exchange.

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

Determining Party:	Calculation Agent

Tender Offer:	Applicable

Consequences of Tender Offer:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

Determining Party:	Calculation Agent

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment

Determining Party:	Calculation Agent

Additional Disruption Events:

Change in Law:	Applicable, provided that Section 12.9(a)(ii)(Y) of the Equity Definitions is hereby deleted.

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Hedging Party:	NBC

Increased Cost of Hedging:	Applicable

Determining Party:	Calculation Agent

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

2. Calculation Agent:

NBC, unless there exists an Event of Default for which NBC is Defaulting Party, in which case the Counterparty, at Counterparty’s sole option, may select another dealer to be Calculation Agent for this Transaction.

3. Additional Representations, Agreements and Acknowledgments:

The Counterparty acknowledges and agrees that neither NBC nor any of its affiliates is under any obligation to purchase, deliver, or take delivery of any Shares in connection with the performance of the terms of this Transaction. The Counterparty further acknowledges and agrees that it shall have no rights or interests (legal, beneficial or otherwise) in any Shares which NBC may acquire in connection with this Transaction, including, without limitation any rights to acquire, vote or direct the voting of, receive dividends or distributions on, or exercise any conversion or other rights in respect of, such Shares. Other than an agreement entered into on the date hereof pursuant to which NBC has acquired Shares from the Counterparty, the parties acknowledge that there is no agreement, undertaking or understanding between or among them with respect to the voting or acquisition of Shares and no such agreement, undertaking or understanding is created pursuant to the terms of the Agreement or otherwise in connection with the Transaction.

The Counterparty represents and warrants to NBC that it is acting as principal in this Transaction and it is not entering into this Transaction as agent, on behalf of or for the benefit of the Issuer or any of its affiliates.

The Counterparty represents and warrants to NBC that, on the date that this Transaction is entered into, it is not entering into this Transaction on the basis of, or is aware of, any material, non-public information concerning the Issuer.

In addition, the Counterparty represents and warrants to NBC that, on the date that this Transaction is entered into (i) no trading blackout period or other restricted trading period imposed by the Counterparty in respect of the Shares and applicable to “insiders” (as such term is defined in the relevant provincial securities law) of the Counterparty or its affiliates is in effect as of such date; (ii) it and each of its affiliates are in full compliance with all mandatory disclosure obligations to which it may be subject under applicable securities law in respect of the Transaction and is not entering into the Transaction for purposes of avoiding any disclosure or other obligation to which it may be subject under applicable securities law; (iii) neither it nor any of its affiliates are entering into the Transaction with knowledge of a material change pertaining to the business, operations or capital of the Issuer which has not been generally disclosed and which, if such change were to be generally disclosed, would reasonably be expected to have a significant effect on the market price or value of the Shares or the Issuer’s other issued securities; (iv) neither it nor any of its affiliates is entering into the Transaction or undertaking other activities for the purpose or having or contributing to the effect of manipulating the market price or value of the Shares or the Issuer’s other issued securities or to create actual or apparent trading activity in the Shares (or any security convertible into, or exchangeable for, Shares) or creating or contributing to a misleading appearance of trading activity in, or an artificial price for such Shares or other securities.

The Counterparty and NBC each represents, warrants and hereby confirms that it has, on the date that this Transaction is entered into, the right to enter into this Transaction, both under applicable laws and its internal policies, status and guidelines. Each of the Counterparty and NBC also represents that it has complied with all disclosure or filing requirements in respect to this transaction and the underlying Shares as per applicable laws, any relevant securities commission or other regulatory authority, including, but not limited to, the filing of all required insider reports. NBC and its affiliates disclaim all liability arising from the failure of the Counterparty to comply with any of the foregoing obligations in regard to this Transaction. In the event that it becomes illegal or prohibited during the life of this Transaction, due to applicable laws, internal policies or guidelines, or due to blackout periods or any other reason, for the Counterparty or NBC to continue its obligations in connection with this Transaction, the Counterparty or NBC, as applicable shall have the obligation to promptly inform the other of any such situation.

4. Optional Early Termination in the event of illegality:

In the event it becomes illegal for the Counterparty to continue to proceed with this Transaction, each of NBC and Counterparty shall have the right to early terminate the Transaction. Either party may elect to terminate the Transaction in accordance with the foregoing sentence in whole on any Scheduled Trading Day prior to the scheduled first Final Averaging Date by giving the other party prior notice, orally or in writing (a “Termination Notice”), specifying the proposed early termination date. Unless the parties otherwise agree at such time, the first Final Averaging Date shall be the first Exchange Business Day after the date of the Termination Notice (the “Optional Early Termination Date”). The following Exchange Business Days shall be deemed to be the other Final Averaging Dates, provided that the total number of Final Averaging Dates (i) will be determined by NBC and (ii) shall not exceed 185 Exchange Business Days.

Unless the parties otherwise agree at the time of any early termination, the last Final Averaging Date shall be the Valuation Date for purposes of the Transaction being terminated, with the corresponding Cash Settlement Payment Date and Period End Date being the date that is three (3) Currency Business Days following such Valuation Date.

5. Optional Early Termination with respect to the Counterparty:

Subject to the limitations set forth in this provision the Counterparty shall have the right, but not the obligation, to elect to terminate the Transaction, in whole or in part, subsequent to the fortieth day following the Effective Date and prior to the originally scheduled Valuation Date, on each Scheduled Trading Day, provided that no Event of Default or Potential Event of Default then exists with respect to that party.

In order to effect this option, the Counterparty must deliver written notice to NBC, specifying the number of Shares in respect of which it wishes to terminate the Transaction (the “Terminated Number of Shares”) and designating a Scheduled Trading Day (the “Optional Early Termination Date”). Such written request shall be delivered no later than two (2) Exchange Business Days immediately preceding the requested Optional Early Termination Date.  Receipt of such notice must be acknowledged by NBC for it to be effective. Unless the parties otherwise agree at such time, the first Final Averaging Date in respect of the Terminated Number of Shares shall be the Optional Early Termination Date. The following Exchange Business Days shall be deemed to be the other Final Averaging Dates, provided that the total number of Final Averaging Dates (i) will be determined by NBC and (ii) shall not exceed 185 Exchange Business Days.

If a Termination Notice is given in respect of which the Terminated Number of Shares is less than the Number of Shares, the Transaction shall continue in effect, but only in relation to a Number of Shares equal to (i) the Number of Shares immediately prior to the Optional Early Termination Date less (ii) the Terminated Number of Shares.

If a Termination Notice is given, subject to the paragraph above:

a.	The Equity Amount and the Floating Amounts I and II shall be determined as provided in accordance with the terms set forth herein but on the basis that, if the Terminated Number of Shares is less than the Number of Shares, references to the “Number of Shares” are deemed to be references to the Terminated Number of Shares. Further, unless the parties otherwise agree at such time, the last Final Averaging Date shall be the Valuation Date for purposes of the portion of the Transaction being terminated, with the corresponding Cash Settlement Payment Date and Period End Date being the date that is three (3) Currency Business Days following such Valuation Date.
b.	If the Optional Early Termination Date is on or prior to the day that falls on six months after the Effective Date, the Counterparty shall pay to NBC an amount, on the Optional Termination Date, equal to:

Terminated Number of Shares x Initial Price x Spread x D/360

Where D represents the number of calendar days from, but excluding, the Optional Early Termination Date up to, and including, the calendar day that falls on six months after the Effective Date.

6.  Credit Provisions:

The Independent Amount pursuant to Paragraph 13 (b)(iv)(A) of the Credit Support Annex to the Agreement, with respect to Counterparty, shall be equal to the Equity Notional Amount.

7.  Notices:

National Bank of Canada

1155 Metcalfe street, 19th Floor
Montreal, QC, Canada
H3B 4S9
Tel. (Payments): 514-879-5518
Tel. (Confirmations): 514-879-3820/514-394-45638
Fax: 514-866-8894
E-mail: ConfirmationsOTCEQD@tres.bnc.ca

Pan Atlantic Bank and Trust Limited

Whitepark House, 1st Floor
Whitepark Road, St. Michael
Barbados BB11135
Attention: Robert Bourque
Tel.: (246) 436-9576
Fax: (246) 228-1156
Email: rjbourque@pabt.bb

8.  Account Details:

Account for payment to NBC:                               To be provided separately

Account for payment to Counterparty:                  To be provided separately

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation (Reference number: 20258047) and returning it to us.

Please contact us immediately at 514-879-3820 or by e-mail (ConfirmationsOTCEQD@tres.bnc.ca) if the terms and conditions of this Confirmation are not in accordance with your understanding of our agreement.

Yours sincerely,

National Bank of Canada

By:	/s/ Robert Francoeur
Name:	Robert Francoeur
Title:	Section Analyst

By:	/s/ A. Jaslonek
Name:	Agata Jaslonek
Title:	Senior Analyst

Confirmed on the date first above written:

Pan Atlantic Bank and Trust Limited

By:	/s/ R.J. Bourque
Name:	Robert J. Bourque
Title:	Managing Director

By:	/s/ Richard Fisher
Name:	Richard Fisher
Title:	Director
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